Exhibit 99.1

Giga-tronics, BitNile Holdings and Gresham Worldwide Sign Share Exchange Agreement

Agreement provides for the acquisition of Gresham Worldwide by Giga-tronics, which is expected to create a strong provider of bespoke electronic solutions for the defense industry

Las Vegas, NV, December 28, 2021 – BitNile Holdings, Inc (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) today announced that it has entered into a share exchange agreement (the “Agreement”) that will upon closing combine Giga-tronics Incorporated (OTCQB: GIGA), a manufacturer of specialized electronics equipment (“GIGA”), and Gresham Worldwide, Inc. (“GWW”), the global defense segment of BitNile. GIGA is a leading producer of sophisticated RADAR and electronic warfare threat emulation systems and ultra-reliable RF filters, whereas GWW is a global provider of proprietary, purpose-built electronic solutions to militaries and leading defense companies around the world in the areas of RF devices, power electronics, automated test and missile launch systems. The combined entity will upon closing of the Agreement continue as a standalone publicly traded company, approximately 68% of which will be indirectly owned by BitNile.

The companies expect the transaction to generate synergies that will enable the combined entity to significantly enhance their position in the rapidly growing market for electronic warfare and RF solutions, driven by a heightened global awareness of the importance of electromagnetic spectrum superiority. The combined entity will have over 60 global defense industry customers, combined revenues of approximately $--40 million and operations spanning the globe.

At the closing of the Agreement, GIGA will acquire GWW from BitNile in exchange for shares of GIGA common and preferred stock, BitNile will loan GIGA $4.25 million and GIGA will repurchase or redeem its currently outstanding shares of preferred stock. Current outstanding shares of GIGA common stock will remain outstanding. The transactions are subject to the approval of GIGA’s shareholders and other customary conditions. The Parties expect GIGA to complete the acquisition of GWW during the first quarter of 2022. After the combination, GIGA will be majority-owned subsidiary of Ault Alliance.

“GWW aims to drive growth, both organically and through strategic combinations with similar providers of bespoke technology solutions for defense customers,” commented Jonathan R. Read, Chief Executive Officer of GWW. “Joining with GIGA, a well-established leader in key technologies for defense applications, enables GWW to better serve customers in our core markets and unlock synergies across our operating subsidiaries. This combination expands GWW’s presence in the US defense market by adding strong management, innovative technology and more engineering resources to benefit investors, customers and employees alike. We also gain access to the public capital markets that will allow for more creative growth strategies.”

BitNile previously announced a plan to split into two public companies by distributing the equity of Ault Alliance to its stockholders. Following the spin-off of Ault Alliance, the Company, through its BitNile, Inc. subsidiary, will be a pure-play provider of Bitcoin mining and data center operations, pursuing DeFi-related initiatives. Ault Alliance will maintain its focus on the Company’s legacy businesses and more recently initiated operations, including lending and investing in the real estate and distressed asset spaces as well as, among others, defense, and power solutions, including electric vehicle charging products.

BitNile’s Founder and Executive Chairman, Milton “Todd” Ault, III stated, “This transaction validates our strategy of investing to acquire and strengthen quality companies that build value for BitNile shareholders.” He added “We remain optimistic on the prospects for the combined company.”

For more information on BitNile Holdings and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

About Gresham Worldwide Incorporated

Gresham Worldwide, Inc. is a private holding company that owns Enertec Systems 2001 Ltd, RELEC Electronics Ltd, Microphase Corporation and Gresham Power Electronics Ltd. Gresham Worldwide offers innovative, market leading solutions for electronic warfare, power conversion and electronics, RF solutions, electronic countermeasures, drone and robotics technologies. Gresham Worldwide and its subsidiaries primarily support the defense and aerospace industry as well mission critical applications in transportation, industrial and medical technology market sectors.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235

Gresham Worldwide Investor Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

(212) 896-1254

Gresham@KCSA.com